CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2025, relating to the consolidated financial statements and consolidated financial highlights of Efficient Enhanced Multi-Asset Fund, a series of Unified Series Trust, which are included in Form N-CSR for the period ended May 31, 2025, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Organization and Management of Wholly-Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 24, 2025